Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Administrative Committee

Texas Regional Bancshares, Inc.

Amended and Restated

Employee Stock Ownership Plan

(With 401(k) Provisions):

We consent to the incorporation by reference in the Registration Statement No. 333-75680 on Form S-8 of Texas Regional Bancshares, Inc. of our report dated June 22, 2004, with respect to the statements of net assets available for plan benefits of the Texas Regional Bancshares, Inc.  Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions) (the Plan) as of December 31, 2003 and 2002, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003, and the supplemental Schedule H, Line 4i – schedule of assets (held at end of year) as of December 31, 2003 and Schedule H, Line 4j – schedule of reportable transactions for the year ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions).

Austin, Texas

June 22, 2004